Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Bicycle Therapeutics plc of our report dated March 22, 2019, except for the effects of the corporate reorganization by way of a bonus share issuance having the effect of a share split as described in Note 1 to the consolidated financial statements, as to which the date is May 13, 2019 relating to the financial statements of Bicycle Therapeutics Limited, which appears in Amendment No 1. to the Registration Statement on Form S-1 (No. 333-231076) of Bicycle Therapeutics plc (formerly Bicycle Therapeutics Limited).

/s/ PricewaterhouseCoopers LLP
Cambridge, United Kingdom
May 23, 2019